Exhibit 10(s)

    <<Date>>, 2020 Equity Grant Agreement
GE 2007 Long-Term Incentive Plan
         (as amended and restated April 26, 2017, and as further amended and restated February 15, 2019)

GE Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	RSUs Granted	Vesting Schedule
		Number of RSUs	Vesting Date
<<Date>>	<<No. of RSUs>>	<< >>%	<<Date>>
		<< >>%	<<Date>>

1.Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”). Once vested, each RSU entitles the Grantee to receive from the Company (i) one Share of Company common stock, par value $0.06 per share and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the GE 2007 Long-Term Incentive Plan as amended and restated April 26, 2017 and as further amended and restated February 15, 2019 (“Plan”), and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2.Vesting.  In order to vest in an RSU, the Grantee must be continuously employed by the Company and its Affiliates from the Grant Date through the applicable Vesting Date listed above. All unvested RSUs shall be immediately cancelled upon termination of employment for any reason before the Vesting Date, except as specifically provided below:

i.Death or Disability.  If the Grantee’s employment with the Company and its Affiliates terminates prior to the Vesting Date as a result of the Grantee’s death or disability, then the RSU shall vest as of such date. For this purpose, “disability” shall have the same definition as provided in the long-term disability plan sponsored by the Company or an Affiliate in which the Grantee is eligible to participate.

ii.Retirement Eligibility.  If, on or after the first anniversary of the Grant Date (and prior to the Vesting Date), the Grantee attains age 60 and completes 5 years of continuous employment with the Company and its Affiliates, then the RSU shall vest as of such date.

iii.    Transfer of Business to Successor Employer.  If the Grantee’s employment with the Company and its Affiliates terminates prior to the Vesting Date as a result of transferring directly to employment with a successor employer in connection with transfer by the Company or Affiliate of a business operation, then the RSU shall vest as of such date.

3.Dividend Equivalents. The Company will establish an amount for each RSU equal to the per Share quarterly dividend payments made to Shareholders during the period beginning on the Grant Date and ending on the date that such RSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.Delivery and Tax Withholding.  Within two weeks of the date the RSU vests, the Company shall deliver to the Grantee a number of Shares equal to the number of vested RSUs and the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of Shares may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares to the extent such postponement is permissible under Section 409A of the Code.

5.Data Security and Privacy.

i.Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating Shares in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with GE’s Employment Data Protection Standards and the Uses of Employment Data for GE Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.onehr.ge.com.
ii.Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade Shares acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed here.
6.Non-solicitation and Compliance with Agreements. To the extent permitted under local law, during the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment, the Grantee will not, without prior written approval from the senior human resources leader of the Grantee’s business segment: (a) directly or indirectly solicit or encourage any person who is an employee of the Company or any of its Affiliates to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, an employee of the Company or any of its Affiliates; or (c) provide any non-public information regarding an employee of the Company or its Affiliates to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers.

Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her Employee Innovation and Proprietary Information Agreement or otherwise disclose the Company’s or Affiliate’s non-public information.

The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the RSUs are vested), except to the extent that such reimbursement is prohibited by law.

7.Additional Requirements. The Company reserves the right to impose other requirements on the Award, Shares acquired pursuant to the Award, and the Grantee's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

8.Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Furthermore, to the extent permitted under local law, the RSUs provided under this Grant Agreement shall be subject to the Company’s policy with respect to the compensation recoupment, as in effect and amended from time to time. The Grantee agrees that the Company may take any such actions as are necessary to effectuate the recoupment policy or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s Shares and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such Shares and other assets to the Company. Also, the RSUs shall be null and void to the extent the grant of RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

9.Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

10.Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

11.Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

12.Shareholder Rights. The Grantee shall not have any voting or other Shareholder rights unless and until Shares are actually delivered to the Grantee.

13.No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any of its Affiliates.

14.Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and its Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

15.No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

16.Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors or administrators.

17.Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

18.Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.